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                                                                  EXHIBIT 99


                        REPUBLIC INDUSTRIES, INC.
                        -------------------------

                                                200 East Las Olas Boulevard
                                                Suite 1400
                                                Fort Lauderdale, Florida 33301
                                                954-627-6000
                                                954-779-3884 FAX


FOR IMMEDIATE RELEASE                             CONTACT: J. Ronald Castell
---------------------                                      (954) 627-6061

                                                           Michael S. Karsner
                                                           (954) 627-6027


               REPUBLIC INDUSTRIES TO MERGE WITH ALAMO RENT-A-CAR

        Fort Lauderdale, Florida, (November 7, 1996) -- Republic Industries, Inc. (NASDAQ:RWIN) and Alamo Rent-A-Car, Inc. jointly announced today that they have signed a definitive agreement for the merger of the two companies.

        H. Wayne Huizenga, Chairman and Co-Chief Executive Officer of Republic, stated that "Alamo is one of the country's largest rental car companies. Leisure travel is a fast growing segment of the automobile rental industry and Alamo's innovative leadership in this growth sector of the automobile rental marketplace is consistent with our strategy of building consumer-oriented, service related businesses with recognized brand names and strong management".

        According to Mr. Huizenga, "The combination of Alamo with Republic's "like-new" automobile retailing concept is an exceptional fit that will enable AutoNation USA to accelerate its business plan and create a unique, dedicated and predictable source of inventory for our Megastore distribution system. In addition, we will be able to benefit from Alamo's strong relationships with manufacturers and other suppliers of vehicles."

        "Over the past 20 years, we have built a successful and widely respected brand name that's synonymous with value throughout the travel industry", said Michael S. Egan, Chairman and founder of Alamo.

        "All of us at Alamo are very excited about our future. Our talents, coupled with those of Wayne Huizenga, Steve Berrard and their talented staff, will enable us to continue to grow and prosper", Egan added.

        Following the merger, Mr. Egan will continue with his responsibilities as Chairman of Alamo.

        The completion of this transaction, which is valued at $625 million, is subject to customary conditions including the receipt of all required regulatory approvals. The transaction will be accounted for under the pooling of interests method of accounting.

        Alamo is the fourth largest rental car company in the U.S. and operates a fleet of approximately 130,000 vehicles. Alamo operates in 42 states in the U.S. and has operations in 10 European countries and Canada.

        Republic is a diversified company operating in the solid waste, automotive, electronic security services and out-of-home media industries.